Exhibit 99.1

Infinera Announces the Resignation of James Dolce from its Board of Directors

Sunnyvale, California - January 27, 2016 - Infinera, provider of Intelligent Transport Networks, announced that James Dolce has resigned from the board of directors of Infinera, effective immediately.

This resignation avoids potential conflicts of interest for Mr. Dolce, also a member of Juniper Networks’ Board of Directors, following the announcement that Juniper has acquired BTI Systems.

“Jim was a valuable contributor during his short time on Infinera’s Board,” said Kambiz Hooshmand, chairman of the board of Infinera. “We thank Jim for his contributions and wish him all the best in his future endeavors.”

Contacts:
Media: Anna Vue	Investors: Jeff Hustis
Tel. +1 (916) 595-8157	Tel. +1 (408) 213-7150
avue@infinera.com	jhustis@infinera.com

About Infinera
Infinera (NASDAQ: INFN) provides Intelligent Transport Networks, enabling carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and simplify optical network operations. Infinera’s end-to-end packet-optical portfolio is designed for long-haul, subsea, data center interconnect and metro applications. Infinera’s unique large scale photonic integrated circuits enable innovative optical networking solutions for the most demanding networks. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at blog.infinera.com.

Infinera and the Infinera logo are trademarks of Infinera Corporation. All other trademarks used or mentioned herein belong to their respective owners.